Exhibit 5.1

New York Stock Exchange, Inc.

20 Broad Street

New York 10005

United States of America

Suntech Power Holdings Co., Ltd.

9 Xinhua Road

New District, Wuxi

Jiangsu Province 214028

People’s Republic of China

27 April 2012

Dear Sir

Suntech Power Holdings Co., Ltd.

We act as Cayman Islands counsel for Suntech Power Holdings Co., Ltd (the “Company”), a Cayman Islands company, in connection with the Company’s post-effective amendment No. 1 to its registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus (the “Prospectus”) included therein, through which the Company may periodically offer ordinary shares with a par value of US$0.01 per share (the “Ordinary Shares”) in the form of American Depositary Shares (the “ADSs”), preferred shares, debt securities, warrants and/or the Ordinary Shares underlying the ADSs issuable upon the conversion or exercise of such debt securities and warrants (together, the “Securities).

1              DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1           The certificate of incorporation dated 8 August 2005 and memorandum and articles of association of the Company adopted by special resolution on 26 October 2005 (the “Memorandum and Articles”).

1.2           The minutes (“Minutes”) of the meeting of the board of directors of the Company held on 15 May 2009 (the “2009 Meeting”) and the secretary’s certificate (the “Secretary’s Certificate”) certifying the resolutions passed at the meeting of the board of directors of the Company held on 25 April 2012 (together with the 2009 Meeting, the “Meetings”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3           A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 April 2012 (the “Certificate of Good Standing”).

1.4           A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5           The Registration Statement.

1.6           The Prospectus.

2              ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

(i)             Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

(ii)            All signatures, initials and seals are genuine.

(iii)           There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3              OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1           The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2           The authorised share capital of the Company is US$5,000,000 divided into 500,000,000 Ordinary Shares of a nominal or par value of US$0.01 each.

3.3           On the assumption that any shares (including any Ordinary Shares issuable upon the conversion of the Company’s debt securities or the exercise of its warrants, as applicable) which are issued pursuant to the Registration Statement have been duly authorised prior to issuance, when such shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members (shareholders), the shares will be legally issued and allotted, and credited as fully paid and non-assessable (meaning that no further sums are payable by the holders of such shares to the Company with respect to the holding of such shares).

3.4           The liability of the shareholders of the Company is limited to the amount, if any, unpaid on their shares.  On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4              QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2011 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2011 Revision)

directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder